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RICHARDSON ELECTRONICS, LTD.
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RICHARDSON ELECTRONICS, LTD.
40W267 Keslinger Road
P.O. Box 393
LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 6, 2015

Dear Stockholders:

On behalf of the Board of Directors and Management of Richardson Electronics, Ltd., I invite you to attend the 2015 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, October 6, 2015, at 2:00 p.m. Central Time, at our corporate headquarters at 40W267 Keslinger Road, LaFox, Illinois.
The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	The election of five directors nominated by Richardson’s Board of Directors for a term expiring at the
2016 Annual Meeting (Proposal 1);

2.	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2016 (Proposal 2);

3.	To approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3); and

4.	To act upon any other business that may properly come before the meeting or at any adjournment or postponement thereof.

We currently are not aware of any other matters scheduled to come before the Annual Meeting. All stockholders are invited to attend the meeting, although only stockholders of record at the close of business as of August 13, 2015, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

You are invited to attend the meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote via the Internet, telephone or by mail before the Annual Meeting or in person at the Annual Meeting. For specific instructions, please refer to the accompanying proxy card.

This year we are again taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. We sent notices of Internet availability of proxy materials to holders of our common stock as of the record date on or about August 27, 2015. The notice describes how you can access our proxy materials beginning on August 27, 2015.

By Order of the Board of Directors,
EDWARD J. RICHARDSON
Chairman of the Board, Chief Executive Officer and President

PROXY STATEMENT

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

ANNUAL MEETING INFORMATION
General

The Board of Directors of Richardson Electronics, Ltd. (the “Company,” “we,” “our” or “us”) is soliciting your proxy for the Annual Meeting of Stockholders to be held at our corporate headquarters located at 40W267 Keslinger Road, LaFox, Illinois 60147-0393, on Tuesday, October 6, 2015, at 2:00 p.m. Central Time, and at any and all adjourned or postponed sessions of the Annual Meeting. On or about August 27, 2015, we mailed our stockholders of record a notice of Internet availability of proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended May 30, 2015. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the notice.

Record Date and Quorum

Stockholders of record at the close of business on August 13, 2015, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 11,457,470 shares of our common stock, and 2,140,644 shares of our Class B common stock were issued and outstanding. The common stock is listed for trading on the NASDAQ Global Market under the symbol RELL. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares of common stock and Class B common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Stockholders can simplify their voting and reduce Company expenses by voting by telephone or via the Internet. If you vote by telephone or Internet, you do not need to mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A control number located on the proxy card is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held in the name of a bank or broker, you should follow the voting instructions you receive from the bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process. If you choose not to vote by telephone or Internet, please return your proxy card properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card.

The election of directors (Proposal 1); and the non-binding advisory vote on executive compensation (Proposal 3); are “non-discretionary” matters. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or broker that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your proxy card is signed and returned without specifying choices, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each matter in this Proxy Statement.

The Board of Directors recommends that you vote:

•	FOR the election of each director nominee (Proposal 1);

•	FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal 2); and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers
(Proposal 3).

The Company knows of no other matters scheduled to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters at the discretion of the persons named as proxies, except proxies that are marked to deny discretionary authority.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Holders of common stock are entitled to one vote for each share of common stock held on the record date, and holders of the Class B common stock are entitled to ten votes for each share of Class B common stock held on the record date.

If a quorum is present at the Annual Meeting, the five candidates for director who receive the highest number of affirmative votes will be elected. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Proposals 2 and 3. Proxy cards marked as abstentions on Proposals 2 and 3 will not be voted and will have the effect of a negative vote. Please note that a broker or other nominee will not be permitted to vote your shares on Proposals 1 (election of directors); or 3 (approval of executive compensation); absent specific instructions from you. Broker non-votes on Proposals 1 and 3 will have no effect on the proposals. Because Proposal 2 is a routine proposal on which a broker or other nominee generally has discretionary authority to vote, we do not expect any broker non-votes on Proposal 2.

Revocability of Proxies

You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given or change your vote cast, by telephone or the Internet, you must do so by telephone or the Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on October 5, 2015.

Proxy Solicitation

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may also solicit proxies personally or by telephone, e-mail or other means.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect five directors to serve on our Board of Directors until the next annual meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the five persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

Our Board of Directors, acting through our Nominating Committee, is responsible for nominating a slate of directors that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board.

The Nominating Committee has recommended Edward Richardson, Jacques Belin, James Benham, Kenneth Halverson and Paul Plante, as nominees for election at the Annual Meeting.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our directors have managerial experience and are accustomed to dealing with complex problems. We also believe each of our nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Nominating Committee and the Board to conclude that each individual should be nominated to serve as a director of the Company.
Jacques Belin, age 64, served as Managing Director of Thales Components and Subsystems from 2000 to 2011. He retired in 2011 and has been a director since 2013. Prior to that he served in multiple capacities including Quality and Production Engineer, Operations Manager and Factories Manager. In addition, Mr. Belin was heavily involved at Thales in areas including strategy, sales and marketing, and administration. Mr. Belin holds an engineering degree from Ecole Centrale in Paris. His entire career has been devoted to the electron tube and subsystems business. We believe Mr. Belin’s vast experience in the industry and knowledge of other advanced power generation, microwave, healthcare and detection technologies will be highly beneficial to the Company.
James Benham, age 70, has served as a Technical and Marketing Consultant to the Night Vision and Microwave Devices Industries since March, 2013. He retired in March, 2013 after 46 years in Defense Electronics and has been a director since 2013. Prior to his retirement, Mr. Benham was the President of L-3 Communications Narda West Division in Folsom, California from 2011 to 2013. For the previous 16 years, he was President of the Electron Devices Division of L-3 Communications. Mr. Benham received his BS in Chemistry from the State University of New York, and an MBA from Lynchburg College in Lynchburg, Virginia. He has also completed executive development programs at The Wharton School of the University of Pennsylvania, Harvard Business School and Stanford University. Additionally, Mr. Benham holds a patent in the night vision field. We believe Mr. Benham’s 45+ years of technology development, engineering and management experience will be a major asset to the future of the Company. Mr. Benham also serves as a director of Intevac Inc.

Kenneth Halverson, age 64,has been a consultant with Halverson Consulting, LLC since 2009 and has been a director since 2013. Previously, he was Senior Vice President from 1999 to 2009 with MedAssets, Inc., one of the largest Group Purchasing Organizations in the country. MedAssets provides service to thousands of hospitals helping them to reduce their overall expenses. Mr. Halverson was with Comdisco Inc. from 1984 to 1999, acting as Senior Vice President and President of the Healthcare Group, which leased imaging and clinical equipment as well as refurbished and remarketed imaging equipment. Mr. Halverson holds an MBA in Finance from Northwestern University’s Kellogg School of Management and has held various executive positions with technology and healthcare companies throughout his career. We believe Mr. Halverson’s extensive experience with healthcare companies as well as his background in technology and finance will enable him to provide valuable insight into the Company’s strategy.

Paul J. Plante, age 57, has provided business consulting services to the electronics industry since 2008 and has been a director since 2011. Prior to that time he was Vice President, Medical Industry Solutions, for the Kimball Electronics Group from February 2007 until May 2008, after the purchase by Kimball Electronics of Reptron Electronics, Inc. From February 2004 to February 2007, Mr. Plante was President and Chief Executive Officer and

a member of the Board of Directors of Reptron Electronics, Inc., a publicly held provider of electronics manufacturing services with a focus on the medical industry. From 1994 until 2004 he served as the President and Chief Operating Officer of Reptron. Mr. Plante negotiated and led Reptron Electronics, Inc. through a successful pre-arranged Chapter 11 reorganization period that strengthened the company’s balance sheet and liquidity with no significant loss of customers, employees, or suppliers. Prior to 1994, he was the Chief Financial Officer at Reptron and at K-Byte, Inc., a Michigan based software developer and electronics manufacturer. Mr. Plante has a degree in accounting and has been a licensed certified public accountant. We believe Mr. Plante is financially literate and qualifies as an “audit committee financial expert” under SEC rules. Mr. Plante’s qualifications to serve on our Board of Directors include his significant experience in the electronics industry, his experience managing electronics manufacturing companies and his extensive financial knowledge. Mr. Plante also serves as a director of Sigmatron International.

Edward J. Richardson, age 73, has been a director of the Company since 1965. He is currently the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of the Company. Mr. Richardson has been employed by the Company in various capacities since 1961. We believe Mr. Richardson’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer for over 37 years and his unique ability to bring historic knowledge and continuity to the Board.

The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.

Our Board of Directors recommends that you vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE
Independence of Directors

The Board of Directors has determined that Messrs. Benham, Halverson, Hodes, and Plante, are independent as defined by NASDAQ listing standards. All members of the Audit, Compensation & Governance, and Nominating Committees, are independent in accordance with applicable laws and NASDAQ rules for members of such committees.

Board Leadership Structure

The Company has no fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, with this decision being made based on the best interests of the Company and its stockholders considering the circumstances at the time. Currently, these roles are combined with Mr. Richardson serving as both the Chairman of the Board and the Chief Executive Officer. Mr. Richardson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business, and is responsible for the day-to-day operations of the Company. Therefore, the Board believes that Mr. Richardson is best positioned to efficiently develop agendas that ensure that the Board's time and attention are focused on the most critical matters and to execute strategic plans effectively, especially given the relatively small size of the Company's Board.

At the selection of the Board, Mr. Scott Hodes, who is an independent director, has served as lead director since 2011. Mr. Plante will serve as lead director from October 6, 2015 as Mr. Hodes will not be standing for re-election. The lead director acts as a key liaison with the Chief Executive Officer, assists the Chairman of the Board in setting the Board agenda, chairs executive sessions of the Board, and communicates Board member feedback to the Chief Executive Officer. In addition, the Company's non-management directors meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board believes this approach appropriately and effectively complements the combined role of Chairman of the Board and Chief Executive Officer.

Board and Committee Information

During our last fiscal year, the Board of Directors held six meetings, of which three were teleconference meetings. Each director attended at least 75% of the aggregate number of such meetings and meetings of the committees on which he served. Although we have no formal policy about attendance at the Annual Meeting of Stockholders by our directors, it is encouraged. Last year, all directors attended the Annual Meeting.

During our last fiscal year, the Board of Directors had four standing committees: the Audit Committee, Compensation & Governance Committee, Executive Committee, and Nominating Committee.

During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit	Compensation	Executive	Nominating
Kenneth Halverson	✓	✓		✓
Scott Hodes	✓	✓	✓	✓(Chair)
Paul Plante	✓(Chair)	✓(Chair)		✓
Edward Richardson			✓(Chair)

Executive Committee. The Executive Committee did not meet during the last fiscal year. This committee may exercise all authority of the Board of Directors in the management of the Company during the interval between meetings of the Board of Directors, except as otherwise provided in our by-laws or by applicable law.

Audit Committee. The Audit Committee held four meetings during the last fiscal year. This committee meets for the purpose of engaging and discharging the independent auditors (or recommending such actions), directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of our procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such services, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees for the independent auditors and reviewing the adequacy of the issuer’s system of internal accounting controls and such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or as the Board of Directors may assign to it. The Board of Directors has determined that the composition and functioning of the committee complies with the rules of the SEC and NASDAQ, including that each of its members is independent, as that term is defined in NASDAQ rules, and that one of its members, Mr. Plante, qualifies as an “Audit Committee Financial Expert,” as that term is defined in SEC rules. The Audit Committee has adopted a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s report begins on page 14.

Compensation & Governance Committee. The Compensation & Governance Committee (the “Compensation Committee”) held ten meetings in the last fiscal year. The committee is comprised of three independent directors, and the Board of Directors has determined that the composition and functioning of this committee complies with the applicable NASDAQ and SEC requirements.

The committee’s responsibilities include:

•
Establishing, reviewing, and approving the base salary, non-equity incentive compensation, perquisites, and any other forms of non-equity compensation for our Chairman and Chief Executive Officer and for our executive officers;

•	Reviewing and monitoring our incentive compensation and retirement plans and performing the duties imposed on the Committee by the terms of those plans;

•
Administering our incentive compensation plans, including determining the employees to whom stock options and stock awards are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised;

•	Developing and reviewing the Company’s Corporate Governance Guidelines; and

•	Performing other duties deemed appropriate by the Board of Directors.

The Compensation Committee chairman reports the committee’s recommendations on executive compensation to the Board of Directors. The Compensation Committee has authority to retain, approve fees for, and terminate consultants as it deems necessary to assist in the fulfillment of its duties and responsibilities. The committee has adopted a written charter which is available on our website at www.rell.com.

The Compensation Committee report is on page 21.

Nominating Committee. The Nominating Committee met once during the last fiscal year. In considering whether to recommend any particular candidate for inclusion on the Board of Directors’ slate of recommended director nominees, the Nominating Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee believes that the background and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will best allow the Board of Directors to fulfill its responsibilities.

Management and the Directors submit candidates for nomination for election to the Board of Directors and for committee consideration. With respect to the election of director nominees at the Annual Meeting, the Nominating Committee recommended the Board nominate each of the directors currently serving on the Board (other than Mr. Hodes, who is not standing for re-election).

The Company does not have a policy regarding the consideration of diversity in identifying director nominees. The committee has not adopted a written charter. The Company is utilizing the "Controlled Company" exemption pursuant to Nasdaq Rule 5615(c) for purposes of the Nominating Committee Charter Requirement. The determination is based on the fact that Mr. Richardson has over 60% of the voting rights.

Stockholders may also submit names of candidates for consideration by the Nominating Committee, provided that such submissions must be received by the Board of Directors no later than July 14, 2015. Stockholders may also nominate a candidate or candidates for election as a director during the annual meeting at which directors are elected.

Board Role in Risk Oversight

Non-management Directors meet regularly in executive sessions without management. Executive sessions are held during each regularly scheduled meeting and the Company’s lead director presides over these sessions.

The Board and each of the Audit, Nominating, and Compensation & Governance Committees conduct annual self-evaluations, as contemplated by the Company’s Governance Principles and the charters of such Board Committees.

While the Company's management is responsible for day-to-day management of various risks facing the Company, the Board of Directors is responsible for evaluating the Company's exposure to risk and monitoring the steps management has taken to assess and control risk. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee oversees risks related to the integrity of the Company’s financial statements and financial reporting, and the Compensation Committee oversees risks related to the Company’s compensation plans and practices. In performing it's oversight responsibilities, the Board receives periodic reports from the Chief Executive Officer and other members of senior management on areas of risk facing the Company. The Audit and Compensation Committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

Compensation of Directors

Non-employee directors receive a quarterly retainer of $4,500, meeting fees of $1,000 for each Audit Committee meeting, and $750 for other Board and committee meetings. The Chairman of the Audit Committee receives an additional quarterly retainer of $1,500.

Upon joining the Board, new directors receive a grant of 25,000 stock options that vest over five years. After the five-year period, directors receive an annual grant of 5,000 stock options that are fully vested on the date of grant.

Employee directors receive no additional compensation related to their service on our Board of Directors.

COMPENSATION OF DIRECTORS
Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Edward J. Richardson	—	—	—	—
Jacques Belin	22,500	22,663	—	45,163
James Benham	22,500	22,663	—	45,163
Kenneth Halverson	33,250	22,663	—	55,913
Scott Hodes	33,250	10,450	—	43,700
Paul Plante	39,250	31,229	—	70,479

(1)
Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2015 for the fair value of stock options granted to each director, in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 718, and do not correspond to the actual value that will be recognized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 4, Significant Accounting Policies - Share-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2015, filed with the SEC on July 28, 2015.

EXECUTIVE OFFICERS

The following are our executive officers as of August 19, 2015:

Name	Age	Position
Edward J. Richardson	73	Chairman, Chief Executive Officer, Chief Operating Officer and President
Wendy S. Diddell	50	Executive Vice President, Corporate Development
Gregory J. Peloquin	51	Executive Vice President, Power and Microwave Technologies Group
Robert J. Ben	50	Executive Vice President, Chief Financial Officer and Corporate Secretary
Kathleen M. McNally	55	Senior Vice President, Global Supply Chain

Mr. Richardson has been employed by the Company since 1961, holding several positions during this time. He was Chairman of the Board, Chief Executive Officer and President from September 1989 until November 1996. Since that time, Mr. Richardson has continued to hold the offices of Chairman of the Board and Chief Executive Officer. In April 2006, he also became President and Chief Operating Officer, and in June 2009 to June 2014 he served as the General Manager of the Electron Device Group.

Ms. Diddell has been Executive Vice President, Corporate Development since June 2007. In June 2009 through June 2015, she also assumed the role of General Manager of our Canvys business. Prior to June 2007, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since February 2006. Prior to that, Ms. Diddell was employed as a management consultant for the Security Systems Division since July 2003 and Vice President and General Manager of the Security Systems Division since June 2004.

Mr. Peloquin has been Executive Vice President, Power and Microwave Technologies Group since June 2015. In June 2014, he re-joined the Company as Executive Vice President, Electron Device Group. From 2011 to 2014 Mr. Peloquin was President of Richardson RFPD, a division of Arrow Electronics. Prior to that, Mr. Peloquin was Executive Vice President of the RF Power & Wireless Division of the Company which was sold to Arrow Electronics in 2011.

Mr. Ben has been Executive Vice President, Chief Financial Officer and Corporate Secretary since August 17, 2015. Prior to joining Richardson Electronics, Mr. Ben was employed by Cobra Electronics Corporation as their Senior Vice President, Chief Financial Officer from 2011 to 2014, Vice President and Corporate Controller from 2008 to 2011, Senior Corporate Controller from 2006 to 2008 and Corporate Controller from 2000 to 2006.
Ms. McNally has been Senior Vice President, Global Supply Chain, since 2009. Previously she served as Senior Vice President of Marketing Operations and Customer Support from 2000 to 2009 and as Vice President and Corporate Officer of Marketing Operations from 1989 until 2000. Prior to that, she held various positions within the marketing department since joining the Company in 1979.
Executive officers are elected annually by the Board of Directors at the time of the annual stockholders meeting and serve until their earlier resignation, death or removal.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of common stock and Class B common stock beneficially owned by (1) each director, (2) each of our Named Executive Officers, (3) all directors and executive officers of the Company as a group, and (4) each other person who is known by us to beneficially own more than 5% of our common shares. Percent of Class and Percent of Total Voting Rights are based on 13,598,114 shares outstanding as of August 13, 2015.

	Shares of Common Stock (1)		Percent of Class	Shares of Class B Common Stock (2)	Percent of Class B Common Stock	Percent of Total Voting Rights
Directors:
Jacques Belin	10,000	(3)	*	—	*	*
James Benham	15,000	(4)	*	—	*	*
Kenneth Halverson	10,000	(5)	*	—	*	*
Scott Hodes	103,424	(6)	*	3,712	*	*
Paul J. Plante	20,000	(7)	*	—	*	*
Edward J. Richardson	2,160,966	(8)	15.9%	2,110,966	98.6%	64.4%
Non-Director Named Executive Officers:
Wendy S. Diddell	78,000	(9)	*	—	*	*
Gregory J. Peloquin	8,520	(10)	*	—	*	*
Kathleen S. Dvorak	108,000	(11)	*	—	*	*
Kathleen M. McNally	52,078	(12)	*	—	*	*
All Executive Officers and Directors as a Group (11 persons)	2,586,591	(13)	19.0%	2,114,678	98.8%	65.8%
Other Beneficial Owners:
Gates Capital Management, Inc.	2,896,958	(14)	21.3%	—	—	8.8%
Dimensional Fund Advisors LP	1,093,165	(15)	8.0%	—	—	3.3%
Royce & Associates LLC	1,088,849	(16)	8.0%	—	—	3.3%
RGM Capital	822,146	(17)	6.0%	—	—	2.5%
Renaissance Technologies LLC	648,602	(18)	4.8%	—	—	2.0%

*	Less than 1%.

(1)
Except as noted, beneficial ownership of each of the shares listed is comprised of both sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer.

(2)	Common stock is entitled to one vote per share, and Class B common stock is entitled to ten votes per share.

(3)	Includes 10,000 shares of common stock to which Mr. Belin holds stock options exercisable within 60 days of August 13, 2015.

(4)	Includes 10,000 shares of common stock to which Mr. Benham holds stock options exercisable within 60 days of August 13, 2015.

(5)	Includes 10,000 shares of common stock to which Mr. Halverson holds stock options exercisable within 60 days of August 13, 2015.

(6)
Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes’ Class B common stock and 50,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.

(7)	Includes 20,000 shares of common stock to which Mr. Plante holds stock options exercisable within 60 days of August 13, 2015.

(8)
Includes 2,160,966 shares of common stock which would be issued upon conversion of Mr. Richardson’s Class B common stock and 50,000 shares of common stock to which Mr. Richardson holds stock options exercisable within 60 days of August 13, 2015. Mr. Richardson has pledged 491,000 of his shares of Class B common stock as security to JP Morgan Chase Bank to secure a personal loan. The full Board evaluated the risk of significant pledging of stock. As this is a small percentage of his total holdings, the Board did not deem this to be material or represent a risk to the Company.

(9)	Includes 78,000 shares of common stock to which Ms. Diddell holds stock options exercisable within 60 days of August 13, 2015.

(10)	Includes 8,000 shares of common stock to which Mr. Peloquin holds stock options exercisable within 60 days of August 13, 2015.
(11) Includes 87,000 shares of common stock to which Ms. Dvorak holds stock options exercisable within 60 days of August 13, 2015.

(12)	Includes 48,500 shares of common stock to which Ms. McNally holds stock options exercisable within 60 days of August 13, 2015.

(13)	Includes 2,114,678 shares of common stock issuable on conversion of Class B common stock and 391,100 shares of common stock issuable upon options exercisable within 60 days of August 13, 2015.

(14)
Information disclosed in this table is as of June 30, 2015, and was obtained from a Form 13F filed with the SEC. The address for Gates Capital Management, Inc. is 1177 Avenue of the Americas, 46th Floor, New York, NY 10036.

(15)
Information disclosed in this table is as of June 30, 2015, and was obtained from a Form 13F filed with the SEC. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas, 78746.

(16)	Information disclosed in this table is as of June 30, 2015 and was obtained from a Form 13F filed with the SEC. The address for Royce & Associates LLC is 745 Fifth Avenue, New York, NY, 10151.

(17)	Information disclosed in this table is as of June 30, 2015, and was obtained from a Form 13F filed with the SEC. The address for RGM Capital is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.
(18) Information disclosed in this table is as of June 30, 2015, and was obtained from a Form 13F filed with the SEC. The address for Renaissance Technologies is 800 Third Avenue, New York, NY 10022.

PROPOSAL 2 - RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee expects to engage BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending May 28, 2016.

Although the Audit Committee is not required to do so, it is submitting its expected selection of our independent registered public accounting firm for ratification at the Annual Meeting in order to ascertain the views of our stockholders. The Audit Committee will not be bound by the vote of the stockholders; however, if the proposed selection is not ratified, the Audit Committee would reconsider its selection.

One or more representatives of BDO USA, LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

Information Regarding Change in Accountants

On January 22, 2015, we dismissed our independent registered public accounting firm, Ernst & Young, LLP ("EY"). The Audit Committee of the Board of Directors made the decision to dismiss EY and engage BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending May 30, 2015.

The reports of EY on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended May 31, 2014, and June 1, 2013, and the subsequent interim periods through the date of the filing of our Form 8-K on January 29, 2015, there were (i) no "disagreements" as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to EY's satisfaction, would have caused EY to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(iv) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

The Company has provided each of EY and BDO USA, LLP with a copy of the foregoing disclosures prior to the filing of this proxy statement with the SEC.

Our Board of Directors recommends that you vote “FOR” the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2016.

AUDIT MATTERS
Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors that are “independent” as defined under the current NASDAQ listing standards and Rule 10A-3 under the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of BDO USA, LLP (“BDO”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such audited financial statements with United States generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended May 30, 2015 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with BDO the matters required to be discussed by PCAOB Auditing Standard No. 16.

The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board, regarding communications concerning independence and has discussed with BDO its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by BDO to the Company is compatible with maintaining the independence of BDO with the Company. The Audit Committee has also discussed with management of the Company and BDO such other matters and received assurances from them as it deemed appropriate.

The Company’s internal auditors and BDO discussed with the Audit Committee the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and BDO, with and without management present, to discuss the results of their reviews, the evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended May 30, 2015, for filing with the SEC.

Audit Committee of the Board of Directors
Paul Plante, Chairman
Kenneth Halverson
Scott Hodes

Independent Auditor’s Fees

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by our principal registered public accounting firms EY and BDO for the respective years.

	2015		2014
	BDO		BDO(3)
	Q3 - Q4
Audit Fees	445,000	(1)	$10,741
Audit-Related Fees	25,000	(2)	—
Tax Fees	—		—
All Other Fees	—		—
Total	470,000		$10,741

(1)
Audit Fees were for professional services rendered for the audits of our annual financial statements included in our Forms 10-K for the fiscal years ended May 30, 2015 and May 31, 2014 and for the reviews of the financial statements included in our quarterly reports on Forms 10-Q during such fiscal years, statutory audits for certain of our non-U.S. subsidiaries, and audit of our internal controls over financial reporting.

(2)	BDO assisted the Company in providing due diligence services.

(3)	International statutory audit fees for BDO (China/Hong Kong)

Audit Fees are reviewed and specifically approved by the Audit Committee on an annual basis. The Audit Committee has established formal policies and procedures for the pre-approval of audit-related, tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of an amount to be expended for auditor services by specific categories of services to be provided.

RELATED PARTY TRANSACTIONS

Pursuant to our Code of Conduct, related party transactions involving directors, executive officers or their immediate family members must be reviewed and approved by our Board of Directors prior to the Company entering into such transactions. Our Code of Conduct generally describes a prohibited related party transaction as one that would adversely influence an employee or director in the performance of his or her duties to the Company or one that is inconsistent with or opposed to the best interests of the Company. The Code of Conduct contains many standards and examples of potentially prohibited related party transactions, but the Board of Directors retains the discretion to determine whether each potential transaction is consistent with the standards described in the Code of Conduct. Other than the broad standards outlined in the Code of Conduct, we do not have written standards for reviewing and evaluating potential related party transactions. However, Directors may consider any factors that they deem consistent with their fiduciary duties to stockholders.

On October 16, 2014, the Company repurchased 50,000 Class B shares from Richardson Wildlife Foundation, an Illinois not-for-profit corporation, at a negotiated price of $9.91 per share.  Edward Richardson, Chairman and CEO of the Company, also serves as President of the Richardson Wildlife Foundation.  These shares were repurchased pursuant to the Company’s share repurchase authorization approved by its Board of Directors.  Mr. Richardson filed a Form 4 to record the gifting of his Class B shares.

On August 9, 2013, the Board authorized the repurchase of 300,000 Class B shares from Mr. Richardson at a negotiated price of $11.50 per share.  On May 15, 2013, the Company repurchased 48,925 Class B shares from the Richardson Wildlife Foundation and an additional 200,000 Class B shares from Mr. Richardson at a negotiated price of $11.70 per share.   These shares were repurchased pursuant to the Company’s share repurchase authorization approved by its Board of Directors.  Mr. Richardson filed a Form 4 to record the gifting or sale of his Class B shares.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the performance and contribution of our executive officers are critical to the success of our long-term strategy. To attract, retain and motivate our executives to accomplish our business strategies, we have implemented executive compensation programs providing executives with the opportunity to earn compensation that reward performance.

Objectives

The fundamental objectives of our executive compensation programs are to:

•	Attract and retain highly qualified executives by providing total compensation that is internally equitable and externally competitive;

•	Motivate executives by providing performance-based incentives to achieve our annual financial goals and long-term business strategies; and

•
Align the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

To achieve our compensation objectives, we use both annual cash compensation, which includes a base salary and an annual cash incentive plan, and time-based equity awards. When making compensation decisions, the various components of compensation are evaluated together, and the level of compensation opportunity provided for one component may impact the level and design of other components. We attempt to balance the total executive compensation program to promote the achievement of both current and long-term goals.

The Compensation Committee reviews and analyzes our executive compensation policies, programs, and practices regularly in light of these objectives and our financial performance to ensure that our compensation practices are appropriately configured to achieve these objectives.

Say on Pay Feedback from Stockholders

A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s stockholders. As part of its ongoing review of our executive compensation program, the Compensation Committee considered the affirmative stockholder advisory vote on executive compensation (“Say on Pay”) at the Company’s 2014 Annual Meeting, where a majority of our stockholders approved the compensation program described in the proxy statement for that meeting.

Named Executive Officers

For fiscal 2015, our Named Executive Officers were as follows:

Executive Name	Title
Edward J. Richardson	Chairman, Chief Executive Officer and President
Wendy S. Diddell	Executive Vice President, Corporate Development
Gregory J. Peloquin	Executive Vice President, Power and Microwave Technologies Group
Kathleen S. Dvorak	Executive Vice President, Chief Financial Officer, and Chief Strategy Officer
Kathleen M. McNally	Senior Vice President, Global Supply Chain

Establishing Executive Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to executive compensation. Its role is to review and approve the Company’s compensation programs, policies and practices with respect to its executive officers. The Compensation Committee assists the Board in evaluating the performance of the Chief Executive Officer, which is generally conducted during executive sessions of the Board. The committee also reviews the Chief Executive Officer’s evaluation of the performance of the other executive officers in order to determine the base compensation and annual cash bonus opportunities for the executive officers.

The committee also administers the Company’s incentive compensation plans and, in such capacity, determines equity compensation for its executive officers in the form of awards of stock, restricted stock, and stock options to support the objectives of its compensation programs. The Compensation Committee did not retain a compensation consultant during fiscal 2015.

Role of Management. The Chief Executive Officer (CEO) assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the executive officers. The CEO also develops performance objectives for each executive officer. The CEO meets with each executive officer formally on an annual basis to review past performance and to discuss performance objectives for the following year.

During fiscal 2015, the committee did not analyze executive compensation at any group of peer companies as a nominal 3% merit increase was given to all Named Executive Officers, thereby maintaining prior year base pay when adjusted for inflation.

Role of Employment Agreements. The Company considers employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the Named Executive Officers, other than Mr. Richardson and Ms. McNally, have entered into employment agreements. The employment agreements with each of the Named Executive Officers establish initial base compensation and ongoing annual cash bonus opportunity as a percentage of base compensation. These employment agreements are described in further detail on page 25. Due to his substantial equity stake in the Company, the Compensation Committee does not believe that an employment agreement with Mr. Richardson is necessary to achieve the retention goals served by employment agreements with most of the other Named Executive Officers.

Role of Compensation Benchmarking. One of the fundamental objectives of the Company’s compensation program is that total compensation be externally competitive. To achieve this objective, the CEO and the Compensation Committee rely on publicly available information related to competitive compensation, internal equity, and general market trends in executive compensation.

Generally, the Compensation Committee uses data from public sources to determine whether the market for executive compensation has changed significantly. If the Compensation Committee believed the market had changed significantly, then it would instruct the CEO to commission a study of executive compensation at certain comparable companies for purposes of evaluating the Company’s compensation arrangements. If the Compensation Committee does not believe the market has changed significantly, then the Committee recommends a fixed percentage merit increase for executives. The Committee’s evaluation of competitive compensation and market trends is based on publicly available information. The Committee generally does not independently analyze executive compensation at any group of peer companies except when recruiting for new executives.

Role of Compensation Consultants. The Compensation Committee has the authority under its charter to retain compensation consultants to assist in the evaluation of executive officer compensation and benefits and approve the consultants’ fees and other retention terms. However, the Company and the Compensation Committee has not historically engaged compensation consultants in determining Named Executive Officer compensation. Instead, the Compensation Committee utilizes publicly available information and informal surveys from professional human resource organizations to determine executive compensation.

Elements of Executive Compensation

Most of the Company’s compensation elements fulfill one or more of its compensation objectives. The elements of total compensation for its Named Executive Officers are:

•	base compensation;

•	annual cash bonus compensation;

•	equity-based compensation;

•	profit sharing/401(k) plan; and

•	perquisites.

Base Compensation. The Compensation Committee alone determines the CEO’s base compensation. In fiscal 2013, Mr. Richardson's base compensation was increased by $100,000 to $673,168. This decision was made based on the fact that equity compensation is typically a large component of total compensation for most CEOs. In the case of Mr. Richardson, the Committee felt that additional equity was not warranted to align Mr. Richardson’s interests with those of the other stockholders due to his significant equity position previously established. As a result, they determined that adjusting Mr. Richardson’s base compensation was more appropriate. In fiscal 2014, the Compensation Committee approved a 3% increase in base compensation for Mr. Richardson. In 2013, the other executive officers except for Ms. Diddell also received a 3% increase in base salary. Ms. Diddell's base compensation was increased to $355,000 on December 18, 2013. In each of fiscal 2014 and fiscal 2015, all executive officers received a 3% merit increase. Mr. Peloquin joined the Company on June 26, 2014, as Executive Vice President, EDG at a base salary of $309,000 pursuant to his employment agreement.

The amount of base compensation for each of the other Named Executive Officers is initially set upon the commencement of his or her employment as an executive officer with the Company and is stated in the Named Executive Officer’s employment agreement if the Company has an employment agreement with the Named Executive Officer. This initial amount is established with a goal of attracting talented executive officers to the Company and is recommended by the CEO and approved by the Compensation Committee. Thereafter, each of the Named Executive Officers' base compensation is reviewed annually by the CEO and the Compensation Committee.

In determining appropriate levels of base compensation for executive officers, the CEO considers the executive officer’s individual performance, the financial performance of the Company, and a base compensation that is externally competitive. The Compensation Committee annually reviews the base compensation of the executive officers set by the CEO. The Compensation Committee reports its findings and opinions with respect to base compensation to the Board for further discussion so that the Board may provide feedback to the CEO regarding its perception of how well the base compensation of the executive officers achieves the Company’s compensation objectives.

Annual Cash Bonus Compensation. In October 2012, the Compensation Committee recommended and the Board and stockholders approved the Amended and Restated Edward J. Richardson Incentive Compensation Plan whereby Mr. Richardson would be eligible to receive bonus compensation based on the greater of 2% of annual net income after tax or a bonus based upon achieving pre-established financial objectives that support the Company’s profitability.

Based upon the assessment of his goals, the Committee determined that Mr. Richardson earned a bonus for Fiscal 2013 of $167,805. The basis for the payout was creating long-term shareholder value as measured by the Five-year Cumulative Total Return Graph included in the Company’s Annual Report on Form 10-K for Fiscal 2013 and the completion of an acquisition that was accretive to earnings. The targets for the operating expense ratio and working capital efficiency goals were not met.

Pursuant to the terms of the Edward J. Richardson Incentive Compensation Plan, Mr. Richardson is entitled to the greater of 2% of annual net income or a bonus of up to 70% of base compensation based upon levels of achievement of his goals. The Compensation Committee evaluated Mr. Richardson’s performance relative to measurement criteria for fiscal 2014 based on the level of achievement of the established goals. In fiscal 2014, Mr. Richardson received a bonus payout of $364,439.

In 2015, the Committee determined that the most important initiative for the entire company was the implementation of the new IT system. As a result, the Committee determined that the fiscal 2015 incentive program for executive management other than Mr. Richardson would be based solely on the successful implementation of the system. Mr. Richardson's incentive was tied to three criteria: implementation of the IT system, attainment of the fiscal 2015 operating income goal and generating positive cash flow. The Compensation Committee determined that Mr. Richardson had achieved the goal of successful IT implementation and his bonus payment for fiscal 2015 was $161,817.

On an annual basis, management presents specific recommendations to the Compensation Committee regarding the financial metrics and other components to be included in the annual incentive plan, which are those metrics and components that management believes will provide the best incentive to achieve desired operating results. These recommendations were developed in light of achievement under prior plans and through consultation with the CEO. The Compensation Committee considers management’s recommendation and then determines the final components and structure of our incentive compensation plans based on the objectives of our compensation program.

The target bonus opportunity for Mr. Richardson is equal to 70% of his base compensation, which excludes car allowance, bonus, equity award and perquisites. Target bonus opportunities for Mr. Peloquin, Ms. Diddell, Ms.

Dvorak, and Ms. McNally are equal to 50% of their base compensation, which excludes car allowance, bonus, equity awards and perquisites. The target bonus percentages were initially set by the Compensation Committee with a goal of attracting talented executive officers to the Company, and are stated in the Named Executive Officers’ employment agreement, if we have an employment agreement with the named executive officer. If we do not have an employment agreement with the named executive officer, then the target bonus percentage is recommended by the CEO and approved by the Compensation Committee on an annual basis.

For fiscal 2015, the Named Executive Officers were eligible for cash bonuses based primarily on the success of the implementation of the new IT system.

Fiscal 2015 Incentive Metrics
	Richardson	Diddell	Peloquin	Dvorak	McNally
Operating Income	33.33%
Cash Flow	33.33%
New system implementation	33.34%	100.0%	60.0%	100.0%	100.0%
Sales Incentive			40.0%
Total	100%	100.0%	100.0%	100.0%	100.0%

Mr. Peloquin's incentive for fiscal 2015 was set forth in his employment agreement. His target incentive is 50% of base compensation. His metrics include 40% based on sales incentives, 5% based on operating income, 5% based on generating positive cash flow, 25% based on new system implementation, and 25% based on product line profitability. Based on the importance of executive support for the new system implementation, Mr. Peloquin's incentives were adjusted to 40% based on sales incentives and 60% on new systems implementation.

Targets for each of the financial metrics are established by the Compensation Committee for each fiscal year and correspond with the annual financial plan for the Company approved by the Board of Directors.

Payments on the financial metrics incentive targets are capped at 100% achievement for each of the Company’s first three fiscal quarters and are capped at 150% achievement for the final annual calculation.

The table below sets forth the bonus targets and percentage achievement for each of the Named Executive Officers for fiscal 2015.

Fiscal 2015 Incentive Actual Performance

	Richardson[1]	Diddell	Peloquin	Dvorak	McNally
Sales Incentive
% Achievement	N/A	N/A	82.5%	N/A	N/A
Eligible			$61,800
Earned			$50,988
New System Implementation
% Achievement	100.0%	100.0%	100.0%	100.0%	100.0%
Eligible	$161,817	$167,501	$85,272	$203,657	$101,962
Earned	$161,817	$167,501	$85,272	$203,657	$101,962
Operating Income
% Achievement	0%	N/A	N/A	N/A	N/A
Eligible	$161,817
Earned	0%
Cash Flow
% Achievement	0%	N/A	N/A	N/A	N/A
Eligible	$161,817
Earned	0%

1 Mr. Richardson's incentive is based on the greater of 2% of net income or the payout earned from the annual Executive Incentive Plan.

Clawback Provision. The Compensation Committee approved a clawback policy allowing the Committee to clawback bonuses for the Named Executive Officers in the event of fraud or illegal conduct. In addition, if the Company was required to prepare an accounting restatement due to material non-compliance with financial reporting requirements, the Committee has the right to recover incentive based compensation that was awarded based on the erroneous data.

Equity Based Compensation. Our 2011 Long-term Incentive Plan provides for grants of equity awards to our executive officers to encourage them to focus on long-term Company performance. The plan is administered by the Compensation Committee of the Board.

Consistent with our policy of providing a total compensation package that includes equity based components, the Compensation Committee makes periodic decisions (normally on an annual basis) regarding appropriate equity grants based on the Company’s achievement of its financial and strategic goals and the participants’ individual performance, based on recommendations from our CEO. The Compensation Committee has the discretion to determine whether equity awards will be granted to the Named Executive Officers and, if so, the number of shares subject to each award.

The CEO submits to the Compensation Committee, on at least an annual basis, his recommendation for the amount and type of equity award to grant to each Named Executive Officer other than himself. Annual equity recommendations and grants are typically made after the completion of our first quarter and are based on the Company’s and the grant recipients’ performance in the prior fiscal year. In determining whether to approve or adjust the recommended grants, the Compensation Committee considers our financial performance in the prior fiscal year, the executive’s level of responsibility, and historical award data. The Compensation Committee does not assign a specific weight to any of these factors, but rather these factors are evaluated on an aggregate and qualitative basis.

When awarded, stock options are granted at the fair market value of our common stock on the date of the grant. Under the terms of the 2001 and 2011 Plans, the fair market value of the stock is the closing sale price of the stock on the date of grant. Our stock options, therefore, have value only if the stock price appreciates following the date the options are granted. Stock option awards to the Named Executive Officers under the 2001 and 2011 Plans vest over a five-year period with 20% of the stock option grant becoming exercisable 12 months after the date of grant. The remaining options vest and are exercisable in 20% increments over the next four years.

In fiscal 2015, each of the Named Executive Officers, other than Mr. Richardson, received a grant of options to purchase the Company’s common stock under the 2011 Long-term Incentive Plan, as reported in the table for Grants of Plan-Based Awards on page 22. With respect to these awards, the CEO recommended to the Compensation Committee a number of option shares to be granted to the Named Executive Officers based upon the historical allocation of such option shares.

Profit Sharing/401(k) Plan. We offer retirement benefits to our employees, including all of the Named Executive Officers, through a tax-qualified Profit Sharing/401(k) Plan, which is a defined contribution plan designed to accumulate retirement funds for participating employees through individual and Company contributions. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. In general, we match 50% of the first 4% of salary and bonus contributed by participants.

Perquisites. We offer very few perquisites to our Named Executive Officers, which primarily includes a car allowance. The perquisites provided to each Named Executive Officer in fiscal 2015 totaled less than $15,000 and less than 10% of total annual salary and bonus reported for each Named Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis (the “CD&A”) for the year ended May 30, 2015, and discussed the CD&A with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement for the year ended May 30, 2015, for filing with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors
Paul Plante (Chairman)
Ken Halverson
Scott Hodes

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The functions and members of the Compensation Committee are set forth above under “Corporate Governance - Board and Committee Information - Compensation Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company. None of our executive officers currently serves, or served during fiscal 2015, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Edward J. Richardson	2015	706,164	—	—	161,817	23,958	891,939
Chairman of the Board, President,	2014	685,985	—	—	364,439	23,858	1,074,282
and Chief Executive Officer	2013	636,631	—	—	167,805	25,217	829,653
Wendy S. Diddell	2015	340,743	—	92,250	167,501	27,479	627,973
Executive Vice President, Corporate	2014	306,809	—	113,750	116,062	73,336	609,957
Development	2013	276,986	—	119,750	135,752	25,454	557,942
Gregory J. Peloquin	2015	285,231	—	97,250	136,260	17,782	536,523
Executive Vice President,		—	—	—	—	—	—
Power and Microwave Technologies Group		—	—	—	—	—	—
Kathleen S. Dvorak	2015	410,134	—	55,350	203,657	17,860	687,001
Executive Vice President, Chief Financial	2014	398,416	—	68,250	161,483	17,682	645,831
Officer, and Chief Strategy Officer	2013	386,812	—	95,800	130,050	17,732	630,394
Kathleen M. McNally	2015	203,926	—	27,675	101,962	17,366	350,929
Senior Vice President, Marketing	2014	197,986	—	34,125	80,850	17,760	330,721
Operations and Customer Support	2013	192,220	—	47,900	65,111	15,824	321,055

(1)
Amounts in this column represent the aggregate grant date fair value of stock awards calculated in accordance with Financial Accounting Standards Board ASC topic 718. The amounts reflect our accounting expenses for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3, Significant Accounting Policies - Share-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 28, 2015.

(2)
Amounts in this column represent annual incentive payments earned for fiscal 2015, 2014, and 2013 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial goals and personal performance measures. Additional details regarding annual incentive payments made in 2015 are set forth in the Compensation Discussion and Analysis under “Annual Cash Bonus Compensation.”

(3)
All Other Compensation for each named executive officer includes: (a) $12,000 annually for car allowance; (b) matching contributions made to the 401(k) plan; and (c) imputed income for each Named Executive Officer’s group term life insurance in excess of a $50,000 death benefit. For Ms. Diddell, All Other Compensation also includes: (i) $10,196 accrued, but not paid, in fiscal 2015 and $56,153 accrued, but not paid, in fiscal 2014 and $8,263 accrued, but not paid, in fiscal 2013, in connection with termination payments payable to her. Ms. Diddell’s termination payments are discussed below under the heading “Employment Agreements.” The amounts accrued in fiscal 2015 represent an additional accrual due to an increase in her base salary.

Grants of Plan-Based Awards for Fiscal 2015

	Estimated Future Payments Under Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)(2)
Name	Threshold($)	Target ($)	Maximum($)	Grant Date
Edward J. Richardson	249,957	357,082	535,623	N/A	—	—	—
Wendy S. Diddell	120,768	172,525	258,788	10/6/2014	25,000	9.89	92,250
Gregory J. Peloquin	108,150	154,500	231,750	6/26/2014	25,000	9.99	97,250
Kathleen S. Dvorak	146,837	209,767	314,651	10/6/2014	15,000	9.89	55,350
Kathleen M. McNally	71,374	101,963	152,945	10/6/2014	7,500	9.89	27,675

(1)	The exercise price of stock option awards is equal to the closing price of our common stock on the date of grant, as reported on NASDAQ.

(2)
Option awards is the amount that the Company would expense in our financial statements over the award’s vesting schedule. The fair value of stock option awards is calculated using the Black Scholes value. The fair value for the grants on June 26, 2014, was $3.89 and on October 6, 2014, it was $3.69. The amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3. “Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K Filed with the SEC on July 28, 2015.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the holdings of stock option and restricted stock awards by the Named Executive Officers as of the end of fiscal 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)
Edward J. Richardson	50,000	—	5.67	10/13/2019
Wendy S. Diddell	2,000	—	8.58	10/17/2016
	5,000	—	7.24	10/9/2017
	9,000	—	5.03	10/21/2018
	12,000	—	5.67	10/13/2019
	20,000	5,000	13.47	4/12/2021
	10,000	15,000	11.77	10/9/2022
	5,000	20,000	11.14	10/8/2023
	—	25,000	9.89	10/6/2024
Gregory J. Peloquin	—	25,000	9.99	6/26/2024
Kathleen S. Dvorak	25,000	—	7.32	11/5/2017
	10,000	—	5.03	10/21/2018
	15,000	—	5.67	10/13/2019
	16,000	4,000	13.47	4/12/2021
	8,000	12,000	11.77	10/9/2022
	3,000	12,000	11.14	10/8/2023
	—	15,000	9.89	10/6/2024
Kathleen M. McNally	7,500	—	8.58	10/17/2016
	7,500	—	7.24	10/9/2017
	7,500	—	5.03	10/21/2018
	7,500	—	5.67	10/13/2019
	8,000	2,000	13.47	4/12/2021
	4,000	6,000	11.77	10/9/2022
	1,500	6,000	11.14	10/8/2023
	—	7,500	9.89	10/6/2024

(1)	Options vest on the anniversary of the grant date and become exercisable in annual increments of 20%.

(2)
The expiration date of each option occurs ten years after the date of grant of each option. The table below provides the grant date for each outstanding equity award at the end of fiscal 2015 and the respective vesting schedule.

The table below provides the grant date for each outstanding equity award at the end of fiscal 2015, vested shares, and remaining vesting schedule.

		Number of Stock Options Granted
Name	Grant Date (1)		Vesting Years	Vested Shares	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020
Edward J. Richardson	10/13/2009	50,000	5	50,000	—	—	—	—
Wendy S. Diddell	10/17/2006	10,000	5	10,000	—	—	—	—
	10/9/2007	12,500	5	12,500	—	—	—	—
	10/21/2008	15,000	5	15,000	—	—	—	—
	10/13/2009	15,000	5	15,000	—	—	—	—
	4/12/2011	25,000	5	20,000	5,000	—	—	—
	10/9/2012	25,000	5	10,000	5,000	5,000	5,000	—
	10/8/2013	25,000	5	5,000	5,000	5,000	5,000	5,000
	10/6/2014	25,000	5	—	5,000	5,000	5,000	5,000	5,000
Gregory J. Peloquin	6/26/2014	25,000	5	—	5,000	5,000	5,000	5,000	5,000
Kathleen S. Dvorak	11/5/2007	25,000	3	25,000	—	—	—	—
	10/21/2008	10,000	5	10,000	—	—	—	—
	10/13/2009	15,000	5	15,000	—	—	—	—
	4/12/2011	20,000	5	16,000	4,000	—	—	—
	10/9/2012	20,000	5	8,000	4,000	4,000	4,000	—
	10/8/2013	15,000	5	3,000	3,000	3,000	3,000	3,000
	10/6/2014	15,000	5	—	3,000	3,000	3,000	3,000	3,000
Kathleen M. McNally	10/17/2006	7,500	5	7,500	—	—	—	—
	10/9/2007	7,500	5	7,500	—	—	—	—
	10/21/2008	7,500	5	7,500	—	—	—	—
	10/13/2009	7,500	5	7,500	—	—	—	—
	4/12/2011	10,000	5	8,000	2,000	—	—	—
	10/9/2012	10,000	5	4,000	2,000	2,000	2,000	—
	10/8/2013	7,500	5	1,500	1,500	1,500	1,500	1,500
	10/6/2014	7,500	5	—	1,500	1,500	1,500	1,500	1,500
(1) Shares vest over the vesting period on the anniversary of the grant date.

Option Exercises and Stock Vested
The following table provides information for fiscal 2015 for our Named Executive Officers on stock option exercises during fiscal 2015, including the number of shares acquired on exercise, and the vesting of restricted stock, and, in each case, the values realized there from.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward J. Richardson	_	_	_	_
Wendy S. Diddell	_	_	_	_
Gregory J. Peloquin	_	_	_	_
Kathleen S. Dvorak	_	_	_	_
Kathleen M. McNally	_	_	_	_

Employment Agreements

Pursuant to the terms of her employment agreement dated June 1, 2004, as amended May 31, 2007, Wendy Diddell is employed as Executive Vice President, Corporate Development. Under the terms of the employment agreement, Ms. Diddell received an initial base salary of $185,000 and a bonus opportunity of up to 50% of her then current base salary. Either the Company or Ms. Diddell may terminate her employment at any time for any reason, and upon any such a termination, the Company will be obligated to pay Ms. Diddell her then annual base salary for twelve months following such termination. During her employment term and for one year after termination for any reason, Ms. Diddell is prohibited from competing against the Company. Ms. Diddell’s employment with the Company is for an indefinite term, during which she is employed on an at-will basis.

Gregory J. Peloquin is employed as Executive Vice President, Power and Microwave Technologies Group under an employment agreement dated June 26, 2014, pursuant to which he received an initial base salary of $309,000 and a bonus opportunity of up to 50% of his then current base salary. Pursuant to the terms of his employment agreement, Mr. Peloquin's employment may be terminated by Mr. Peloquin by providing 60-days written notice to the company. If the Company terminates Mr. Peloquin for any reason other than for cause, disability or death, the Company may terminate his employment and upon termination, the Company will be obligated to pay Mr. Peloquin his then annual base salary for twelve months following such termination. During his employment term and for one year after termination for any reason, Mr. Peloquin is prohibited from competing against the Company. Mr. Peloquin's employment with the Company is for an indefinite term, during which he is employed on an at-will basis.

Kathleen S. Dvorak is employed as Executive Vice President, Chief Financial Officer and Chief Strategy Officer under an employment agreement dated October 24, 2007, pursuant to which she received an initial base salary of $350,000 and a bonus opportunity of up to 50% of her then current base salary. Pursuant to the terms of her employment agreement, Ms. Dvorak’s employment may be terminated by either the Company or Ms. Dvorak at any time for any reason upon sixty days prior written notice. Ms. Dvorak may also terminate her employment for good reason, which includes a change in control of the Company, a reduction in her duties, or the failure of the Company to implement the strategic plans recommended by her. In the event that the Company terminates her employment with cause or Ms. Dvorak terminates her employment with good reason, the Company will continue to pay her for twelve months an amount equal to 100% of her then current base salary and 100% of her annual bonus opportunity. The Company will also pay for executive outplacement services for six months through the use of a company or consultant chosen by Ms. Dvorak in an amount not to exceed $27,500. During her employment term and for one year after termination for any reason, Ms. Dvorak is prohibited from competing against the Company. The agreement is for an indefinite term, during which Ms. Dvorak is employed on an at-will basis. On May 30, 2015 the Company announced the retirement of Ms. Dvorak, effective upon the naming of her successor, and entered into an agreement whereby she will be paid under the terms of her employment agreement.

Neither Mr. Richardson nor Ms. McNally has an employment agreement with the Company.

Potential Payment upon Termination or Change in Control

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change in control, assuming a May 30, 2015, termination date or change in control.

Name	Termination for Cause or Voluntary Termination without Good Reason	Voluntary Termination for Good Reason by Executive		Death	Disability	Termination without Cause by Company		Change in Control		Termination by Executive for any Reason
Edward J. Richardson	$—	$—		$—	$—	$—		$—		$—
Wendy S. Diddell (1)	335,000	335,000		—	—	335,000		335,000		335,000
Gregory J. Peloquin	—	—		—	—	318,270		—		—
Kathleen S. Dvorak	—	610,971	(2)	—	—	610,971	(2)	610,971	(2)	610,971	(2)
Kathleen M. McNally	—	—		—	—	145,415	(3)	145,415		—

(1)	Ms. Diddell’s severance would be an amount equal to her current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

(2)
Ms. Dvorak’s severance is equal to her current annual base salary plus her annual bonus opportunity at target and will be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

(3)	Ms. McNally’s severance would be in accordance with the Company’s severance policy that provides for one week’s pay for each year of service. Ms. McNally currently has 35 years of service.

PROPOSAL 3 - ADVISORY VOTE REGARDING COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under recent changes to the rules governing proxy statements, the Company’s stockholders have the opportunity to approve, by means of a non-binding advisory vote, the compensation of its Named Executive Officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of the Company’s executive compensation program in general. The vote is intended to provide an assessment by the Company’s stockholders of its overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of the Company’s Named Executive Officers.

The Company’s executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety to obtain an informed understanding of the compensation programs for our executives.

The Company believes that its executive compensation program is aligned with the long-term interests of its stockholders. In addition to enabling the Company to attract and retain executive officers of the necessary caliber, its executive compensation program has as its objectives (i) motivating executives by providing performance-based incentives to achieve the Company’s annual financial goals and long-term business strategies; and (ii) aligning the interests of executives with those of stockholders by rewarding its executives for individual and corporate performance measured against its goals and plans and by granting stock options and other equity-based compensation.

The Company believes that its executive compensation program satisfies these objectives and does so in a straightforward manner. The Company’s executive compensation program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance bonus based on financial and personal performance, and long-term incentive compensation is paid in the form of stock options.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion.

The Board of Directors has adopted a policy providing for annual "say-on-pay" advisory votes. Accordingly, the next "say-on-pay" vote will occur in 2016.

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2016 Annual Meeting must be received by the Company by April 30, 2016. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission. It is suggested that the proposal be submitted by certified mail, return receipt requested. Stockholders who intend to present a proposal at the 2016 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than July 14, 2016. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the 2015 fiscal year accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2015 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2015 Form 10-K is also available through the Securities and Exchange Commission’s Internet web site (www.sec.gov).

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary; telephone (630) 208-2200.

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who may be deemed to own beneficially more than 10 percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2015, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10 percent beneficial owners were complied with on a timely basis.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all directors, officers and employees, including the Chief Executive Officer and Chief Financial Officer. A current copy of the code is posted on our website, which is located at www.rell.com under “Investor Relations” and may be obtained without charge from our Legal Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. Every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. We established the Richardson Hot Line to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to our Internal Audit Representative, or Audit Committee Representative.

Also, employees may report violations directly to appropriate government officials. Hotline posters explaining the procedure for making and handling Hot Line/Open Line calls are posted in our facilities and on our intranet for all employees to review. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal.

Stockholder Communications

Stockholders may communicate with our Board of Directors by writing to Richardson Electronics, Ltd., Board of Directors, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Other Matters before the Annual Meeting

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on October 06, 2015
Meeting Information
RICHARDSON ELECTRONICS, LTD.	Meeting Type: Annual Meeting
For holders as of: August 13, 2015
	Date: October 06, 2015	Time: 2:00 PM CDT
Location: Corporate Headquarters
40W 267 Keslinger Road
LaFox, Illinois 60147
You are receiving this communication because you hold shares in the above named company.
C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. Form 10-K
How to View Online:
Have the information that is printed in the box marked by the arrow	à	XXXX XXXX XXXX	(located on the
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marked by the arrow	à	XXXX XXXX XXXX	available and follow the instructions.

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Voting Items
The Board of Directors recommends you vote
FOR the following:

1. Election of Directors
Nominees
01 Edward J. Richardson    02 Paul J. Plante    03 Jacques Belin    04 James Benham
05 Kenneth Halverson

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal 2016.

3. To approve, on an advisory basis, the compensation of the Company's Named Executive Officers.

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
0000217787_4 R1.0.0.51160

See the reverse side of this notice to obtain proxy materials and voting instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:						KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1. Election of Directors Nominees
01 Edward J. Richardson	02 Paul J. Plante	03 Jacques Belin		04 James Benham
05 Kenneth Halverson

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal 2016.						☐	☐	☐

3. To approve, on an advisory basis, the compensation of the Company's Named Executive Officers.						☐	☐	☐

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

RICHARDSON ELECTRONICS, LTD.
Annual Meeting of Stockholders
October 6, 2015 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Edward J. Richardson and Kathleen M. McNally as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned at the close of business on August 13, 2015 at the Annual Meeting of Stockholders to be held on October 6, 2015 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side